AGREEMENT AND GENERAL RELEASE (“Agreement”)

Millington Savings Bank and Jeffrey E. Smith, Employee’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.           Last Day of Employment.  Employee’s last day of employment with Millington Savings Bank will be June 04, 2015 (“Separation Date”).

2.           Consideration.  In consideration for signing this Agreement, and complying with its terms, Millington Savings Bank agrees:

a.           to pay to Employee $155,860.12, representing fifty-two (52) weeks of salary at Employee’s base rate of pay, less lawful deductions, within seven business days after Millington Savings Bank’s receipt of an original of this Agreement signed by Employee and expiration of the revocation period.

b.           to pay for the cost of the Employee/Spouse premium for the employer-sponsored group Delta Dental coverage beginning on the Separation Date and ending on August 31, 2015.  Thereafter, beginning on September 1, 2015 Millington Savings Bank shall pay fifty percent (50%) of the cost of the premium for such coverage for the remainder of the Employee’s life.  In the event that the Employee is survived by their Spouse, the Employee’s Spouse may elect to continue single coverage under the Delta Dental Plan.  The election must be made properly and timely, and the Employee’s Spouse will be responsible for one hundred percent (100%) of the premium.  Should the Bank change dental coverage providers, the Employee and Spouse may continue coverage with the new carrier(s).  These provisions are subject to the terms of the carriers’ Plan, which may be amended or terminated by the Bank at any time for any reason.

c.           to pay for the cost of the Employee/Spouse premium for the employer-sponsored group health Aetna Plan beginning on the Separation Date and ending on August 31, 2015.  Thereafter, if the Employee properly and timely enrolls in the Employee/Spouse Medicare Supplemental Plan, then in effect under the United HealthCare, VSP, and CIGNA Behavioral Health on or before September 1, 2015, Millington Savings Bank shall pay fifty percent (50%) of the cost of the premium for such coverage for the remainder of the Employee’s life.  In the event that the Employee is survived by their Spouse, the Employee’s Spouse may elect to continue single coverage under the Medicare Supplemental Plan.  The election must be made properly and timely, and the Employee’s Spouse will be responsible for one hundred percent (100%) of the premium.  Should the Bank change Medicare supplement coverage providers, the Employee and Spouse may continue coverage with the new carrier(s).  These provisions are subject to the terms of the carriers’ Plan, which may be amended or terminated by the Bank at any time for any reason.

3.           No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

4.           General Release, Claims Not Released and Related Provisions

a.           General Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges Millington Savings Bank, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
■      Title VII of the Civil Rights Act of 1964;
■      Sections 1981 through 1988 of Title 42 of the United States Code;
■      The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below;
■      The Immigration Reform and Control Act;
■      The Americans with Disabilities Act of 1990;
■      The Age Discrimination in Employment Act of 1967 (“ADEA”);
■      The Worker Adjustment and Retraining Notification Act;
■      The Fair Credit Reporting Act;
■      The Family and Medical Leave Act;
■      The Equal Pay Act;
■      The Genetic Information Nondiscrimination Act of 2008;
■      The New Jersey Law Against Discrimination;
■      The New Jersey Civil Rights Act;
■      The New Jersey Family Leave Act;
■      The New Jersey State Wage and Hour Law;
■      The Millville Dallas Airmotive Plant Job Loss Notification Act;
■      The New Jersey Conscientious Employee Protection Act;
■      The New Jersey Equal Pay Law;
■      The New Jersey Occupational Safety and Health Law;
■      The New Jersey Smokers’ Rights Law;
■      The New Jersey Genetic Privacy Act;
■      The New Jersey Fair Credit Reporting Act;
■      The New Jersey Statutory Provision Regarding Retaliation/Discrimination
          for Filing a Workers' Compensation Claim;
■      The New Jersey Public Employees' Occupational Safety and Health Act;
■      New Jersey laws regarding Political Activities of Employees, Lie Detector
         Tests, Jury Duty, Employment Protection, and Discrimination;

■      any other federal, state or local law, rule, regulation, or ordinance;
■      any public policy, contract, tort, or common law; or
■      any basis for recovering costs, fees, or other expenses including attorneys'
         fees incurred in these matters.

b.           Claims Not Released.  Employee is not waiving any rights he/she may have to: (a) his/her own vested accrued employee benefits under Millington Savings Bank’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation, long term disability and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

c.           Governmental Agencies.  Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.  However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d.           Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Millington Savings Bank or any other Releasee identified in this Agreement is a party.

e)           Discovery Waiver.  Employee further understands Employee is hereby releasing any known or unknown claim for any alleged right to discovery of information or documents of Releasees.

5.           Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Millington Savings Bank.

Employee also affirms that Employee has reported all hours worked as of the date Employee signs this Agreement and has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.

Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Millington Savings Bank and will continue to maintain the confidentiality of such information consistent with Millington Savings Bank’s policies and Employee’s agreement(s) with Millington Savings Bank and/or common law.
Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Millington Savings Bank or its officers, including any allegations of corporate fraud.

Employee affirms that all of Millington Savings Bank’s decisions regarding Employee's pay and benefits through the date of Employee's Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.           Limited Disclosure and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state, or local government agency.

Employee affirms that Employee has returned all of Millington Savings Bank’s property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Millington Savings Bank’s premises and that Millington Savings Bank is not in possession of any of Employee’s property.

7.            Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the state of New Jersey without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.           Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

 9.           Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

10.           Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, including the Employment Agreement between Employee and Millington Savings Bank dated August 1, 2014, except the Confidentiality Agreement signed by Employee, which is incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO KATHERINE STEVER AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO KATHERINE STEVER, OR MAILED TO KATHERINE STEVER AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

MILLINGTON SAVINGS BANK

By:	/s/ Jeffrey E. Smith	By:	/s/ Michael A. Shriner
President/CEO

Date:	6/17/15	Date:	6/17/15